Exhibit 10.10

EXECUTION COPY

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.

SECOND AMENDED AND RESTATED DISTRIBUTION SUPPORT AGREEMENT

SECOND AMENDED AND RESTATED DISTRIBUTION SUPPORT AGREEMENT (the “Agreement”) dated November 10, 2016 by and among NorthStar Realty Finance Corp. (“NRFC”), RXR Realty LLC (“RXR”) and NorthStar/RXR New York Metro Real Estate, Inc. (the “Company”).
WHEREAS, the Company has registered for public sale (the “Offering”) a maximum of $2,000,000,000 in shares of its common stock, $0.01 par value per share (the “Shares”), of which amount: (a) up to $1,800,000,000 in Shares are being offered to the public pursuant to the Company’s primary offering; and (b) up to $200,000,000 in Shares are being offered to stockholders of the Company (the “Stockholders”) pursuant to the Company’s distribution reinvestment plan;
WHEREAS, the majority of the net proceeds of the Offering are intended to be invested in a portfolio of commercial real estate properties, with a lesser portion permitted to be invested in commercial real estate debt and commercial real estate related investments;
WHEREAS, to ensure that the Company had a sufficient amount of funds to cover cash distributions authorized and declared to Stockholders during the Offering, NRFC and RXR entered into a Distribution Support Agreement dated February 9, 2015 (the “Original Agreement”), pursuant to which NRFC agreed to purchase up to an aggregate of $10,000,000 in Shares in accordance with the terms set forth therein;
WHEREAS, the board of directors of the Company determined to reclassify the Shares offered pursuant to the Offering into Class A shares, $0.01 par value per share (the “Class A Shares”), and Class T shares, $0.01 par value per share, and, as a result, the Company, NRFC and RXR agreed to amend and restate the Original Agreement on November 12, 2015 (the “Amended and Restated Agreement”) to reflect that any Shares purchased by NRFC pursuant to the Agreement shall be Class A Shares; and
WHEREAS, the board of directors of the Company has determined to further extend the term of the Offering until February 9, 2018, and, as a result, the Company, NRFC and RXR desire to amend and restate the Amended and Restated Agreement to extend the term of the Amended and Restated Agreement to ensure that the Company has a sufficient amount of funds to pay cash distributions to Stockholders during the Offering, as extended.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. The following terms, when used herein, shall have the following meanings:
“Advisor” means NSAM J-NS/RXR Ltd., the Company’s advisor, or any Affiliated successor.

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“Advisor Entities” means the Advisor and the Sub-Advisor.
“Affiliate” means with respect to any Person: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the sponsor of the Company unless (A) the entity owns 10.0% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity.
“Agreement” has the meaning set forth in the recitals.
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
“Company” has the meaning set forth in the recitals.
“Distribution Shortfall” means, with respect to any calendar quarter during the Term, the amount by which Quarterly Distributions exceed MFFO for such quarter or, in the event MFFO is negative, the amount of the Quarterly Distributions for such quarter.
“Invested Capital” means the amount calculated by multiplying the total number of Class A Shares purchased by Stockholders by the Issue Price, reduced by: (i) any amounts paid by the Company to repurchase Class A Shares pursuant to the Company’s plan for redemption of Class A Shares; and (ii) the aggregate amount of net sale proceeds distributed to Stockholders as a result of the sale of one or more of the Company’s investments.
“Issue Date” has the meaning set forth in Section 3(b) hereof.
“Issue Price” means the gross price per Class A Share the original purchasers of Class A Shares paid to the Company for the Class A Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Class A Shares).

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“MFFO” means the Company’s modified funds from operations as disclosed in the Company’s Periodic Report filed with respect to the applicable period.
“NRFC” has the meaning set forth in the recitals.
“Offering” has the meaning set forth in the recitals.
“Original Agreement” has the meaning set forth in the recitals.
“Periodic Report” means the Company’s quarterly report on Form 10-Q or annual report on Form 10-K, as applicable.
“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Internal Revenue Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Prospectus” means the prospectus for the Offering contained in the Company’s registration statement on Form S-11, filed with the SEC pursuant to the Securities Act of 1933, as amended, and the applicable rules and regulations of the SEC promulgated thereunder, and declared effective by the SEC, as such prospectus may be supplemented or amended thereafter.
“Purchase Price” means, as of any given date, the per share price of the Shares in the Offering, net of the maximum per share selling commissions and maximum dealer manager fees specified in the Prospectus.
“Quarterly Distributions” means the aggregate amount of cash distributions paid to Stockholders during a calendar quarter.
“RXR” has the meaning set forth in the recitals.
“SEC” means the United States Securities and Exchange Commission.
“Shares” has the meaning set forth in the recitals.
“Stockholders” has the meaning set forth in the recitals.
“Stockholders’ Return” means, as of any date, the rate of annual return expressed as a percentage of aggregate Invested Capital (calculated like simple interest on a daily basis based on a 365 day year) determined by the Board of Directors of the Company. For purposes of calculating the Stockholders’ Return, aggregate Invested Capital shall be determined for each day during the period for which the Stockholders’ Return is being calculated.

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“Sub-Advisor” means RXR NTR Sub-Advisor LLC, the Company’s sub-advisor, or any Affiliated successor.
“Threshold Amount” means an amount equal to the Stockholders’ Return, prorated for such quarter.
“Term” has the meaning set forth in Section 4 hereof.

2.
Share Purchase Commitment. In the event of a Distribution Shortfall for any calendar quarter during the Term, NRFC and RXR shall purchase Class A Shares from the Company in an aggregate amount equal to the Distribution Shortfall, with NRFC and RXR purchasing 75% and 25%, respectively, of any Class A Shares required to be purchased; provided, however, that NRFC and RXR shall not be obligated to purchase Class A Shares for any quarter in which MFFO for such quarter exceeds the Threshold Amount and further provided, that NRFC’s and RXR’s obligation to purchase Class A Shares pursuant to this Agreement, shall be limited to an aggregate of $10,000,000 in Class A Shares (including amounts purchased to satisfy the minimum Offering). NRFC’s and RXR’s remaining commitment to purchase Class A Shares under this Agreement shall be limited to an aggregate of $7,998,964 after reductions for (a) NRFC’s and RXR’s initial $2,000,000 purchase of Class A Shares to satisfy the minimum Offering amount and (b) NRFC’s and RXR’s subsequent purchase of 114 Class A Shares for an aggregate purchase price of $1,036 to fund prior Distribution Shortfalls. Any Class A Shares purchased by NRFC and RXR pursuant to this Section 2 shall be purchased pursuant to the Offering and at the Purchase Price in effect as of the date of purchase of the Class A Shares.

3.	Procedure for Purchase of Class A Shares.

(a)
In the event of a Distribution Shortfall, the Company shall deliver to NRFC and RXR a written notice within ten (10) Business Days following the Company’s filing with the SEC of its Periodic Report for such calendar quarter or year, as the case may be, specifying the number of Class A Shares to be purchased by each of NRFC and RXR pursuant to Section 2 above and the Company’s calculation of the Distribution Shortfall.

(b)
On the fifth Business Day following the delivery of such notice (the “Issue Date”), the Company shall issue to each of NRFC and RXR the Class A Shares being sold against NRFC’s and RXR’s delivery of its executed subscription for the Offering and payment of the purchase price for such Class A Shares by wire transfer of immediately available funds.

(c)
If either NRFC or RXR fails to deliver the required amount of funds (“Deficit Amount”) pursuant to Section 3(b) above (the party so failing, hereinafter, the “Defaulting Party”), then within three (3) Business Days thereafter, the non-defaulting party shall pay to the Company the Deficit Amount.  Thereafter, from time to time when the Company would otherwise be obligated to pay fees to the Defaulting Party (or its Affiliates) for services performed for the Company, the

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Company shall instead pay to the non-defaulting party any such fees until such time as the non-defaulting party has been repaid the Deficit Amount. After the non-defaulting party has been repaid the Deficit Amount, any Class A Shares purchased by the non-defaulting party as a result of the Defaulting Party’s failure to deliver the Deficit Amount pursuant to Section 3(b) above shall be transferred to the Defaulting Party.
4.Term. This Agreement shall be in effect until the earlier of (a) the date of termination of the primary portion of the Offering or (b) (i) with respect to NRFC, the date upon which neither NSAM J-NS/RXR Ltd nor another Affiliate of NRFC is serving as the Company’s Advisor, or (ii) with respect to RXR, the date upon which neither RXR NTR Sub-Advisor LLC nor another Affiliate of RXR is serving as the Company’s Sub-Advisor (the “Term”).
5.Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to NRFC and RXR at the addresses set forth below:
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, NY 10022
Attention: Daniel R. Gilbert, Chief Investment and Operating Officer

RXR Realty LLC
625 RXR Plaza
Uniondale, NY 11556
Attention: Michael Maturo, President and Chief Financial Officer

or to such other addresses as NRFC and RXR may designate to the Company in writing. Notices shall be effective upon receipt in the case of personal delivery or one Business Day after being sent in the case of delivery by overnight courier.
6.Voting Agreement. Each of NRFC and RXR agrees and shall cause any of its Affiliates to whom either may transfer Class A Shares to agree on behalf of NRFC or RXR, as the case may be, and to require any subsequent transferees that are Affiliates to agree that, with respect to any Class A Shares purchased pursuant to this Agreement or otherwise acquired, NRFC and RXR will not vote or consent on matters submitted to the Stockholders regarding any transaction between the Company and the Advisor and/or the Sub-Advisor or a transaction between the Company and any Affiliate of either NRFC or RXR, including, without limitation, the removal of one or more of the Advisor Entities or any of their Affiliates as the Company’s Advisor or Sub-Advisor, as the case may be.  These voting restrictions shall survive with respect to NRFC until such time that the Advisor or its Affiliates are no longer serving as the Company’s Advisor and with respect to RXR until such time that the Sub-Advisor or its Affiliates are no longer serving as the Company’s Sub-Advisor.

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7.Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any of the parties; provided, however, that each of NRFC and RXR may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve NRFC or RXR of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.
8.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to conflict of laws provisions.
9.Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.
10.Entire Agreement. This agreement constitutes the entire understanding among the parties with respect to the subject matter hereof. This agreement may be executed in one or more counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.

By:	/s/ Daniel Drabkin
Name:	Daniel Drabkin
Title:	General Counsel and Secretary

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Ronald J Lieberman
Name:	Ronald J Lieberman
Title:	Executive Vice President General Counsel & Secretary

RXR REALTY LLC

By:	/s/ Michael Maturo
Name:	Michael Maturo
Title:	President and CFO

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